                                  SCHEDULE 14A

                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(A) of the
               Securities Exchange Act of 1934 (Amendment No.__ )

                           FILED BY THE REGISTRANT [X]

                 FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

                           Check the appropriate box:

                         [ ] Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule
                                  14a-6(e)(2))
                         [ ] Definitive Proxy Statement
                       [ ] Definitive additional materials
        [X] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              THE BRAZIL FUND, INC.
                (Name of Registrant as Specified in Its Charter)

                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)

               Payment of filing fee (Check the appropriate box):

                              [X] No fee required.
  [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): (4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
[ ] Fee paid previously with preliminary materials:
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1) Amount previously paid:
(2) Form, Schedule or Registration Statement no.:
(3) Filing Party:
(4) Date Filed:

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                                                [DEUTSCHE ASSET MANAGEMENT LOGO]

PRESS RELEASE
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE

For additional information:
Rohini Pragasam 212.454.4516, Media
Jonathan Diorio 800.349.4281, Investors


              THE BRAZIL FUND, INC. ANNOUNCES LIQUIDATION PROPOSAL

NEW YORK, NY, March 24, 2006 -- The Brazil Fund, Inc. (NYSE: BZF) today announced that its Board of Directors adopted a proposal to liquidate the Fund. Subject to shareholder approval of the plan of liquidation and dissolution adopted by the Board, the Fund plans to sell its assets, discharge its liabilities and distribute the net proceeds to shareholders.

Robert Callander, Chairman of the Fund's Board of Directors, said "The Board reached the decision to liquidate in order to resolve long-standing shareholder demands for liquidity at a price at or near net asset value. The Fund has been a strong vehicle for investment in the Brazilian markets. However, as other vehicles for investment in Brazil have emerged, Fund shareholders have become increasingly dissatisfied with the discount to net asset value at which the Fund's shares have traded. Following the failure of the Board's recent proxy solicitation to convert the Fund to open-end status, in which 65% of outstanding shares voted to support open-ending, the Board again considered all available alternatives and consulted with major shareholders. Recognizing that there appear to be irreconcilable differences among the interests of major shareholders, the Board concluded that the proposed liquidation is responsive to the expressed desires of holders of a majority of the Fund's shares for liquidity at net asset value, and is in the best interests of the Fund's shareholders as a group."

The Fund also announced that its Board of Directors approved a proposal to amend the Fund's Articles of Incorporation to enable the affirmative vote of a majority of the Fund's outstanding shares to approve a plan of liquidation and dissolution. Currently, approval of liquidation requires the vote of holders of two-thirds of the Fund's outstanding shares. However, if holders of a majority of the Fund's outstanding shares vote to amend the Fund's Articles of Incorporation, the required vote for liquidation will be a majority of the Fund's outstanding shares.

The Board of Directors of the Fund plans to submit proposals to amend the Fund's Articles of Incorporation and to adopt a plan of liquidation and dissolution for vote at a special meeting of shareholders, currently expected to take place on May 15, 2006. Shareholders of record at the close of business on April 3, 2006 will be entitled to vote at the special meeting. The Board of Directors has also fixed June 30, 2006 as the date of the Fund's annual meeting. Shareholders of record at the close of business on April 4, 2006 will be entitled to vote at the annual meeting.

There can be no assurance that shareholders of the Fund will approve the proposed amendment to the Articles of Incorporation or the liquidation. The Fund's shareholders are advised to read the proxy statement and other materials when they become available as they will contain important information. These materials will be mailed to shareholders and will be available on the SEC's website or by calling the Fund's shareholder service line at 800-349-4281.

The Brazil Fund, Inc. is a non-diversified, closed-end investment company. The Fund seeks long-term capital appreciation through investing primarily in equity securities of Brazilian issuers. Its shares are listed on the New York Stock Exchange under the symbol "BZF".

                                      # # #

Closed-end funds, unlike open-end funds, are not continuously offered. There is a one time public offering and once issued, shares of closed-end funds are sold in the open market through a stock exchange. Shares of closed-end funds frequently trade at a discount to net asset value.

The Fund focuses its investments in certain geographical regions, thereby increasing its vulnerability to developments in that region. Investing in foreign securities presents certain unique risks not associated with domestic investments, such as currency fluctuation and political and economic changes and market risks. This may result in greater share price volatility. Shares of closed-end funds frequently trade at a discount to net asset value. The price of the Fund's shares is determined by a number of factors, several of which are beyond the control of the Fund. Therefore, the Fund cannot predict whether its shares will trade at, below or above net asset value.

This announcement is not an offer to purchase or the solicitation of an offer to sell shares of the Fund or a prospectus, circular or representation intended for use in the purchase or sale of Fund shares. Fund shares are not FDIC-insured and are not deposits or other obligations of, or guaranteed by, any bank. Fund shares involve investment risk, including possible loss of principal.


DWS INVESTMENTS IS PART OF DEUTSCHE ASSET MANAGEMENT WHICH IS THE MARKETING NAME IN THE US FOR THE ASSET MANAGEMENT ACTIVITIES OF DEUTSCHE BANK AG, DEUTSCHE BANK TRUST COMPANY AMERICAS, DEUTSCHE ASSET MANAGEMENT INC., DEUTSCHE ASSET MANAGEMENT INVESTMENT SERVICES LTD., DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC. AND DWS TRUST COMPANY. (3/06 43979)